UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 11, 2014

Date of Report

(Date of Earliest Event Reported)

IMAGING DIAGNOSTIC SYSTEMS, INC.

 (Exact name of registrant as specified in its charter)

Florida	0-26028	22-2671269
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification Number)

1291-B NW 65 PLACE

FORT LAUDERDALE, FL 33309

(Address of principal executive offices)

(Former address if changed from Last Report)

(954) 581-9800

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act. (17 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act. (17 240.13e-4(c))

Item 5.02 Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chunming Zhang has been appointed to serve as the Company’s Chief Executive Officer. She became a Director on August 4, 2014, in connection with the previously disclosed acquisition (the “Acquisition”) by Viable International Investments LLC (“Investor”) of 250 shares of the Company’s Series M Preferred Stock, representing a 78.9% voting and economic interest in the Company’s capital stock. Since December 2013, Ms. Zhang has been a Director and Vice President of Sanya Wanbo (Viable) Investments Ltd. Co., Sanya, Hainan, China (the “Parent”), which owns 100% of Investor. She previously held a marketing management position in China for many years with Dräger Medical GmbH, with headquarters in Lübeck, Germany.

David Fong has been appointed to serve as the Company’s Chief Financial Officer. He became a Director of the Company on August 4, 2014, in connection with the Acquisition. Mr. Fong is a Certified Public Accountant (CPA) and Personal Financial Specialist (PFS) and has been providing tax, accounting, and financial services in the United States since 1986, with focus on international tax and business. He is the principal owner of Fong & Associates, LLC & Fongtax, LLC, Orlando, Florida. Mr. Fong is a member of the advisory board of SunTrust Bank, Orlando, Florida.

Compensation for IDSI’s new executive officers will be determined by the Board. The Company expects to retain the services of these executive officers and other key management personnel through a management services agreement with a management company controlled by the Parent.

Item 8.01 Other Events

The Company has engaged a prominent Clinical Research Organization (“CRO”) to prepare and file its PMA application with the FDA. The Company has also hired a Director of Clinical Applications to support the FDA process. The Company has reached an installment payment agreement with the IRS regarding its obligation for delinquent payroll taxes and related interest and penalties. On September 4, 2014, the Company paid $250,000 to the IRS as an initial payment. The Company will make monthly installment payments of $20,000 until the debt is satisfied.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGING DIAGNOSTIC SYSTEMS, INC.

Date: September 12, 2014	By:	/s/ Richard J. Grable II
Richard J. Grable II
President

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